Exhibit Number 99.1

Investor Contact:                                                   W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

FOURTH QUARTER 2004 RESULTS WITH NET OPERATING REVENUES UP 10.9%,

INCOME FROM CONTINUING OPERATIONS PER SHARE (DILUTED) UP 25.7% AND

NET INCOME PER SHARE (DILUTED) UP 22.9%

COMPLETES YEAR 2004 WITH NET OPERATING REVENUES UP 19.2%,

INCOME FROM CONTINUING OPERATIONS PER SHARE (DILUTED) UP 21.5%, AND

NET INCOME PER SHARE (DILUTED) UP 16.2%

BRENTWOOD, TN. (February 24, 2005) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the fourth quarter and year ended December 31, 2004.

Net operating revenues for the fourth quarter ended December 31, 2004, totaled $871.7 million, a 10.9% increase compared with $785.8 million for the same period last year.  Income from continuing operations increased 13.1% to $40.6 million, or $0.44 per share (diluted), on 97.5 million weighted average shares outstanding for the quarter ended December 31, 2004, compared with $35.9 million, or $0.35 per share (diluted), on 108.7 million weighted average shares outstanding for the same period last year.  Net income increased 12.9% to $40.2 million, or $0.43 per share (diluted), compared with $35.6 million, or $0.35 per share (diluted), for the same period last year.  Discontinued operations consists of an after-tax loss of approximately $0.4 million, less than $0.01 per share (diluted), related to the sale of two hospitals and the designation of a third hospital as being held for sale.  Refer to pages 4 and 5 for “Financial Highlights.”

Adjusted EBITDA for the fourth quarter of 2004 was $130.0 million, compared with $118.6 million for the same period last year, representing a 9.6% increase.  Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings.  The Company uses adjusted EBITDA as a measure of liquidity.  Net cash provided by operating activities for the fourth quarter of 2004 was $62.6 million, compared with $45.3 million for the same period last year, an increase of 38.0%.

The consolidated financial results for the fourth quarter ended December 31, 2004, reflect a 1.0% increase in total admissions compared with the same period last year.  This increase is attributable to hospitals that have been acquired by the Company during 2004.  On a same-store basis, admissions decreased 3.4% and adjusted admissions decreased 1.3% compared with the same period last year, primarily due to the lack of a flu season and a decrease in the number of respiratory illnesses treated.  On a same-store basis, net operating revenues increased 5.3%, compared with the same period last year.

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Net operating revenues for the year ended December 31, 2004, totaled $3.3 billion, compared with $2.8 billion for the same period last year, a 19.2% increase, again demonstrating the Company’s successful integration of acquisitions over the last several years.  Income from continuing operations increased 19.8% to $158.2 million or $1.58 per share (diluted), on 105.9 million weighted averages shares outstanding for the year ended December 31, 2004, compared with $132.0 million, or $1.30 per share (diluted) on 108.1 million weighted average shares outstanding, for the same period last year.  Income from continuing operations for the year ended December 31, 2004, was reduced by approximately $1.4 million after taxes, or $0.01 per share (diluted), as a result of approximately $1.3 million in expenses incurred in connection with the registration and offering of common stock of certain of the Company’s selling stockholders, and an approximate $0.8 million loss from early extinguishment of debt related to the refinancing of the Company’s credit agreement.  Year end results also included an estimated after tax loss of approximately $2.1 million, or $0.02 per share (diluted), as a result of a series of hurricanes which negatively impacted the volumes and operating results of selected hospitals during the third and fourth quarters of 2004.

Discontinued operations consist of an after-tax loss of approximately $6.8 million, or $0.07 per share (diluted), related to the sale of two hospitals and an impairment write-down related to the designation of a third hospital as being held for sale.  Net income increased 15.2% to $151.4 million, or $1.51 per share (diluted), for the year ended December 31, 2004, compared with $131.5 million, or $1.30 per share (diluted) for the same period last year.

Adjusted EBITDA for the year ended December 31, 2004, was $497.1 million, compared with $434.0 million for the same period last year, a 14.6% increase.  Net cash provided by operating activities for the year ended December 31, 2004, was $325.8 million, compared with $243.7 million for the same period last year, an increase of 33.7%.

The consolidated financial results for the year ended December 31, 2004, reflect an 11.5% increase in total admissions compared with the same period last year.  On a same-store basis, admissions decreased 0.2%, adjusted admissions increased 1.3%, and net operating revenues increased 6.6%, compared with the same period last year.

“We are very pleased with Community Health Systems’ strong financial performance for 2004,” commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc.  “Our gains in the fourth quarter are especially gratifying when compared with our impressive finish in 2003 and in light of the fact that the flu season failed to materialize by the end of 2004.  Our successful expense management – in tandem with our focus on our effective, standardized operating platform, a proven acquisition strategy, successful physician recruitment, and our favorable reputation in the marketplace – all worked together to allow us to surpass our financial and operating objectives.”

During 2004, Community Health Systems, Inc. completed two acquisitions of community hospitals.  On July 1, 2004, the Company acquired Galesburg Cottage Hospital (170 beds) in Galesburg, Illinois, and completed the acquisition of Phoenixville Hospital (143 beds) in Phoenixville, Pennsylvania, on August 1, 2004.

“Our Galesburg and Phoenixville acquisitions have been assimilated into our network of non-urban hospitals, and we expect them to provide additional growth opportunities for the Company as we expand our coverage into new markets,” added Smith.  “Our acquisition strategy will continue to be a strong component of our success, enabling us to grow our operating base and extend services into new communities, while delivering greater value to our shareholders.”

On January 20, 2005, the Company announced the execution of a definitive agreement to acquire Chestnut Hill Hospital (183 beds) in Philadelphia, Pennsylvania.

Included in the Company’s Form 8-K filed on February 24, 2005, is a table setting forth selected information concerning the updated projected consolidated operating results of the Company for the year ending December 31, 2005.

Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems, Inc. is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 71 hospitals in 22 states.  Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care.  Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH”.

Community Health Systems, Inc. will hold a conference call to discuss this press release on Friday, February 25, 2005, at 10:30 a.m. Central, 11:30 a.m. Eastern.  Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.fulldisclosures.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through March 25, 2005.  A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.

Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties.  Actual future events or results may differ materially from these statements.  Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s registration statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

COMMUNITY HEALTH SYSTEMS, INC.

Financial Highlights

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2004		2003 (a)		2004		2003 (a)

Net operating revenues	$871,673		$785,844		$3,332,641		$2,796,766

Adjusted EBITDA (b)	$129,981		$118,590		$497,129	(c)	$433,975

Income from continuing operations	$40,642		$35,923		$158,221	(d)	$132,049

Net income	$40,229		$35,634		$151,433		$131,472

Income from continuing operations per share-basic	$0.47		$0.36		$1.65		$1.34

Income from continuing operations per share-diluted	$0.44		$0.35		$1.58	(d)	$1.30

Net income per share - basic	$0.46		$0.36		$1.58		$1.34

Net income per share - diluted	$0.43		$0.35		$1.51		$1.30

Weighted average number of shares outstanding - basic	87,369		98,469		95,644		98,392

Weighted average number of shares outstanding - diluted	97,516	(e)	108,673	(e)	105,864	(e)	108,095	(e)

Net cash provided by operating activities	$62,577		$45,348		$325,751		$243,704

(a)          Pursuant to FASB No. 144, the Company has restated its prior period financial statements and statistical results to reflect the reclassification as discontinued operations the sale of two hospitals and the designation of a third hospital as being held for sale.

(b)         EBITDA consists of income before interest, income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings.  We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions.  We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors our Company’s portion of EBITDA generated by our continuing operations.  We use adjusted EBITDA as a measure of liquidity.  We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures.  Adjusted EBITDA is the basis for a key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles.  It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.  The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity.  Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the three months and years ended December 31, 2004 and 2003 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Adjusted EBITDA	$129,981	$118,590	$497,129	$433,975

Interest expense, net	(21,587)	(18,866)	(77,856)	(70,792)

Provision for income taxes	(25,658)	(24,427)	(102,002)	(88,517)

Loss from operations of hospitals sold or held for sale	(413)	(289)	(3,143)	(577)

Depreciation and amortization of discontinued operations	—	702	1,696	3,136

Other non-cash expenses, net	41,639	63,103	42,573	63,245

Net changes in operating assets and liabilities, net of effects of acquisitions	(61,385)	(93,465)	(32,646)	(96,766)

Net cash provided by operating activities	$62,577	$45,348	$325,751	$243,704

(c)          Includes approximately $1.3 million of expenses incurred in connection with the registration and offering of common stock and the repurchase of common stock by us.

(d)         Income from continuing operations for the year ended December 31, 2004, was reduced by approximately $1.4 million or $0.01 per share (diluted) after taxes as a result of approximately $1.3 million in expenses incurred in connection with the registration and offering of common stock and the repurchase of common stock by us, and an approximate $0.8 million loss from early extinguishment of debt related to the refinancing of our credit agreement.  Income from continuing operations for the year also included an after tax loss of approximately $2.1 million or $0.02 per share (diluted) as a result of the series of hurricanes.

(e)          Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes.  Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly must be included in the fully diluted calculation (after tax interest savings of $2.2 million per quarter and 8.6 million shares added to the calculation of fully diluted earnings per share).

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net operating revenues	$871,673	$785,844	$3,332,641	$2,796,766

Operating expenses:
Salaries and benefits	347,905	313,963	1,335,457	1,121,650
Provision for bad debts	89,976	80,328	343,793	272,424
Supplies	106,292	94,226	404,063	328,496
Other operating expenses	197,519	178,737	752,199	640,221
Depreciation and amortization	41,604	39,090	156,684	140,630
Minority interests in earnings	490	284	1,578	1,987
Total expenses	783,786	706,628	2,993,774	2,505,408

Income from operations	87,887	79,216	338,867	291,358
Interest expense, net	21,587	18,866	77,856	70,792
Loss from early extinguishment of debt	—	—	788	—
Income from continuing operations before income taxes	66,300	60,350	260,223	220,566
Provision for income taxes	25,658	24,427	102,002	88,517
Income from continuing operations	40,642	35,923	158,221	132,049
Discontinued operations, net of taxes;
Loss from operations of hospitals sold or held for sale	(413)	(289)	(3,143)	(577)
Net loss on sale of hospitals	—	—	(2,020)	—
Impairment of long-lived assets of hospital held for sale	—	—	(1,625)	—
Loss on discontinued operations	(413)	(289)	(6,788)	(577)
Net income	$40,229	$35,634	$151,433	$131,472
Income from continuing operations per share-basic	$0.47	$0.36	$1.65	$1.34
Income from continuing operations per share-diluted	$0.44	$0.35	$1.58	$1.30
Net income per share - basic	$0.46	$0.36	$1.58	$1.34
Net income per share - diluted	$0.43	$0.35	$1.51	$1.30
Weighted average number of shares outstanding:
Basic	87,369	98,469	95,644	98,392
Diluted	97,516	108,673	105,864	108,095
Net income per share calculation:
Net income	$40,229	$35,634	$151,433	$131,472
Add - Convertible notes interest, net of taxes	2,190	2,190	8,757	8,757
Adjusted net income	$42,419	$37,824	$160,190	$140,229
Weighted average number of shares outstanding - basic	87,369	98,469	95,644	98,392
Add effect of dilutive securities:
Unvested common shares	—	81	23	89
Employee stock options	1,565	1,541	1,615	1,032
Convertible notes	8,582	8,582	8,582	8,582
Weighted average number of shares outstanding - diluted	97,516	108,673	105,864	108,095

COMMUNITY HEALTH SYSTEMS, INC.

Selected Operating Data

(Unaudited)

($ in thousands)

	For the Three Months Ended December 31,
	Consolidated			Same-Store
	2004	2003	% Change	2004	2003	% Change

Number of hospitals	71	69		69	69
Licensed beds	7,888	7,637		7,575	7,637
Beds in service	6,346	6,041		6,040	6,041
Admissions	70,706	70,035	1.0%	67,550	69,960	-3.4%
Adjusted admissions	131,531	126,625	3.9%	124,828	126,490	-1.3%
Patient days	286,112	284,964	0.4%	272,446	284,533	-4.2%
Average length of stay (days)	4.0	4.1		4.0	4.1
Occupancy rate (average beds in service)	49.0%	51.3%		49.0%	51.3%
Net operating revenues	$871,673	$785,844	10.9%	$824,517	$782,812	5.3%
Net inpatient revenue as a % of total net operating revenues	50.8%	51.6%		51.4%	51.7%
Net outpatient revenue as a % of total net operating revenues	47.8%	46.9%		47.3%	47.1%
Income from operations	$87,887	$79,216	10.9%	$83,574	$77,765	7.5%
Income from operations as a % of net operating revenues	10.1%	10.1%		10.1%	9.9%
Depreciation and amortization	$41,604	$39,090		$39,943	$39,024
Minority interest in earnings	$490	$284		$490	$284
Liquidity Data:
Adjusted EBITDA	$129,981	$118,590	9.6%
Adjusted EBITDA as a % of net operating revenues	14.9%	15.1%
Net cash provided by operating activities	$62,577	$45,348
Net cash provided by operating activities as a % of net operating revenue	7.2%	5.8%

Continuing operating results and statistical data exclude discontinued operations for all periods presented.

Certain 2003 operating data has been adjusted for minor reclassification/corrections.

	For the Year Ended December 31,
	Consolidated			Same-Store
	2004	2003	% Change	2004	2003	% Change

Number of hospitals	71	69		69	69
Licensed beds	7,888	7,637		7,575	7,637
Beds in service	6,346	6,041		6,040	6,041
Admissions	279,678	250,901	11.5%	249,415	249,807	-0.2%
Adjusted admissions	518,603	458,709	13.1%	462,521	456,758	1.3%
Patient days	1,135,844	989,891	14.7%	994,314	986,216	0.8%
Average length of stay (days)	4.1	3.9		4.0	3.9
Occupancy rate (average beds in service)	49.9%	48.9%		48.7%	49.0%
Net operating revenues	$3,332,641	$2,796,766	19.2%	$2,966,410	$2,782,892	6.6%
Net inpatient revenue as a % of total net operating revenues	50.5%	51.3%		50.5%	51.3%
Net outpatient revenue as a % of total net operating revenues	48.1%	47.5%		48.3%	47.5%
Income from operations	$338,867	$291,358	16.3%	$317,296	$289,860	9.5%
Income from operations as a % of net operating revenues	10.2%	10.4%		10.7%	10.4%
Depreciation and amortization	$156,684	$140,630		$142,513	$139,951
Minority interest in earnings	$1,578	$1,987		$1,578	$1,987
Liquidity Data:
Adjusted EBITDA	$497,129	$433,975	14.6%
Adjusted EBITDA as a % of net operating revenues	14.9%	15.5%
Net cash provided by operating activities	$325,751	$243,704
Net cash provided by operating activities as a % of net operating revenue	9.8%	8.7%

Continuing operating results and statistical data exclude discontinued operations for all periods presented.

Certain 2003 operating data has been adjusted for minor reclassification/corrections.

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$82,498	$16,331
Patient accounts receivable, net	597,261	559,097
Other current assets	135,690	120,652
Total current assets	815,449	696,080

Property and equipment	1,924,843	1,772,461
Less accumulated depreciation and amortization	(440,295)	(377,116)
Property and equipment, net	1,484,548	1,395,345
Goodwill, net	1,213,783	1,155,797
Other assets, net	118,828	102,989

Total assets	$3,632,608	$3,350,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$26,867	$29,677
Accounts payable and accrued liabilities	335,492	368,387
Total current liabilities	362,359	398,064

Long-term debt	1,804,868	1,444,981
Other long-term liabilities	225,390	156,577
Stockholders’ equity	1,239,991	1,350,589

Total liabilities and stockholders’ equity	$3,632,608	$3,350,211

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities
Net Income	$151,433	$131,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,380	143,766
Minority interest in earnings	1,578	1,987
Other non-cash expenses, net	47,006	63,245
Net changes in operating assets and liabilities, net of effects of acquisitions	(32,646)	(96,766)
Net cash provided by operating activities	325,751	243,704

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(133,033)	(450,572)
Purchases of property and equipment	(164,287)	(146,379)
Proceeds from sale of assets and facilities	8,640	5,160
Increase in other assets	(29,800)	(28,979)
Net cash used in investing activities	(318,480)	(620,770)

Cash flows from financing activities
Proceeds from exercise of stock options	9,900	4,264
Stock repurchase	(290,520)	(14,708)
Deferred financing costs	(12,783)	(1,261)
Redemption of minority investments in joint ventures	(3,522)	(430)
Distribution to minority investors in joint ventures	(1,238)	(2,471)
Borrowing under credit agreement	2,025,768	390,700
Repayments of long-term indebtedness	(1,668,709)	(115,541)
Net cash provided by financing activities	58,896	260,553

Net change in cash and cash equivalents	66,167	(116,513)
Cash and cash equivalents at beginning of period	16,331	132,844
Cash and cash equivalents at end of period	$82,498	$16,331

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